UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

GREEN THUMB INDUSTRIES INC.

(Name of Issuer)
Subordinate Voting Shares

(Title of Class of Securities)
39342L108

(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 39342L108	SCHEDULE 13G	Page 2 of 11 Pages

1		NAME OF REPORTING PERSONS Palestra Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,218,010
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,218,010
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,218,010
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.26%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 39342L108	SCHEDULE 13G	Page 3 of 11 Pages

1		NAME OF REPORTING PERSONS Palestra Management LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,218,010
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,218,010
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,218,010
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.26%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 39342L108	SCHEDULE 13G	Page 4 of 11 Pages

1		NAME OF REPORTING PERSONS Andrew Immerman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 19,638
	6	SHARED VOTING POWER 9,218,010
	7	SOLE DISPOSITIVE POWER 19,638
	8	SHARED DISPOSITIVE POWER 9,218,010
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,237,648
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.27%
12		TYPE OF REPORTING PERSON HC, IN

CUSIP No. 39342L108	SCHEDULE 13G	Page 5 of 11 Pages

1		NAME OF REPORTING PERSONS Jeremy Schiffman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,218,010
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,218,010
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,218,010
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.26%
12		TYPE OF REPORTING PERSON HC, IN

CUSIP No. 39342L108	SCHEDULE 13G	Page 6 of 11 Pages

Item 1.	(a) Name of Issuer:

GREEN THUMB INDUSTRIES INC.

(b) Address of Issuer’s Principal Executive Offices:

325 West Huron Street, Suite 700, Chicago, Illinois 60654

Item 2.	(a) Name of Person Filing

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

  (i) Palestra Capital Management LLC

 (ii) Palestra Management LP

(iii) Andrew Immerman

(iv) Jeremy Schiffman

(b) Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of the Reporting Persons is c/o Palestra Capital Management LLC, 888 Seventh Avenue 23rd Floor, New York, NY 10019.

(c) Citizenship

  (i) Palestra Capital Management LLC - Delaware Limited Liability Company

 (ii) Palestra Management LP - Delaware Limited Partnership

(iii) Andrew Immerman - United States Citizen

(iv) Jeremy Schiffman - United States Citizen

(d) Title of Class of Securities

Subordinate Voting Shares

(e) CUSIP No.:

39342L108

CUSIP No. 39342L108	SCHEDULE 13G	Page 7 of 11 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 39342L108	SCHEDULE 13G	Page 8 of 11 Pages

Item 4. Ownership

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each Reporting Person. The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interests therein.

The percentage set forth in this Schedule 13G is calculated based upon the 175,040,286 Subordinate Voting Shares issued and outstanding as of November 5, 2020 as disclosed in the Company’s Quarterly Report for the quarterly period ended September 30, 2020 on the Form 10-Q filed with the Securities and Exchange Commission on November 11, 2020.

CUSIP No. 39342L108	SCHEDULE 13G	Page 9 of 11 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 39342L108	SCHEDULE 13G	Page 10 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

Palestra Capital Management, LLC

By:	Jeremy Schiffman
	Name:	Jeremy Schiffman
	Title:	Managing Member

Palestra Management LP
By: Palestra Capital Management, LLC

By:	Jeremy Schiffman
	Name:	Jeremy Schiffman
	Title:	Managing Member

By:	Andrew Immerman
	Name:	Andrew Immerman, Individually

By:	Jeremy Schiffman
	Name:	Jeremy Schiffman, Individually

CUSIP No. 39342L108	SCHEDULE 13G	Page 11 of 11 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: February 16, 2021

Palestra Capital Management, LLC

By:	Jeremy Schiffman
	Name:	Jeremy Schiffman
	Title:	Managing Member

Palestra Management LP
By: Palestra Capital Management, LLC

By:	Jeremy Schiffman
	Name:	Jeremy Schiffman
	Title:	Managing Member

By:	Andrew Immerman
	Name:	Andrew Immerman, Individually

By:	Jeremy Schiffman
	Name:	Jeremy Schiffman, Individually